EXHIBIT 23.2

                        Consent of Independent Auditors


The Board of Directors
Res-Care, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of Res-Care, Inc. of our report dated February 24, 1999, relating to the consolidated balance sheets of Res-Care, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the annual report on Form 10-K of Res-Care, Inc. for the year ended December 31, 1998.



                                     /s/ KPMG LLP

Louisville, Kentucky
June 23, 1999